UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2008

KLA-TENCOR CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (408) 875-3000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2008, KLA-Tencor Corporation (“KLA-Tencor”) entered into an Agreement Relating to a Friendly Take-Over Bid to be Brought for ICOS Vision Systems Corporation (the “Agreement”) with ICOS Vision Systems Corporation NV (“ICOS”), in which KLA-Tencor agreed to launch a friendly voluntary takeover bid for all of the outstanding securities of ICOS. In the bid, which KLA-Tencor will conduct through a wholly-owned subsidiary, KLA-Tencor is offering to purchase all of the outstanding shares of ICOS capital stock for €36.50 per share. In addition, as part of the bid, KLA-Tencor will offer to purchase at the bid price, under certain circumstances, the ICOS shares underlying all outstanding 2002 employee stock options and 2007 employee warrants. The net transaction value (excluding treasury shares and net of cash) is €316.9 million (approximately $465.8 million).

The transaction is expected to close in the second calendar quarter of 2008. The Agreement provides that the closing is subject to the following conditions:

(a)	the acceptance of the bid by holders of at least 85% of ICOS’s outstanding shares;

(b)	ICOS not having distributed any new dividend to its shareholders prior to completion of the bid;

(c)	the expiration or termination of any applicable antitrust, competition or merger control waiting period imposed by a governmental authority, including, without limitation, Germany, Taiwan, China and Japan; and

(d)	the absence of any Material Adverse Change with respect to ICOS, which the Agreement defines to mean any change or effect (subject to certain specified exceptions) that results in, or is reasonably likely to result in, a loss (including loss of value) or liability of ICOS and its subsidiaries, taken as a whole, equal to at least €30 million.

ICOS agreed that, except for matters contemplated by the Agreement or as otherwise consented to by KLA-Tencor, from the date of the Agreement until the earlier of the termination or expiration of the bid, ICOS shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with all applicable laws and use reasonable efforts to (i) preserve intact its present business organization and relationships with third parties, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. In addition, during the period in which the bid remains open, (1) ICOS has agreed not to solicit any competing transactions involving a sale of its business or a substantial portion of its assets and (2) KLA-Tencor has agreed not to solicit or pursue any acquisition-related discussions with a specified list of competitors of ICOS and not to solicit any employees of ICOS.

KLA-Tencor has indicated to ICOS that it intends to implement certain post-closing retention arrangements with respect to ICOS’s senior management and key personnel.

As part of the Agreement, the board of directors of ICOS confirmed that it will issue a favorable opinion on the bid (subject to the filing by KLA-Tencor with the Belgian “Commissie voor het Bank-, Financie- en Assurantiewezen/Commission bancaire, financière et des assurances” of a final prospectus compliant with all applicable requirements), and the members of the ICOS board of directors who are also shareholders of ICOS confirmed that they would tender in the bid all shares held by them.

A copy of the Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the press release issued by KLA-Tencor on February 21, 2008 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
2.1	Agreement Relating to a Friendly Take-Over Bid to be Brought for ICOS Vision Systems Corporation, entered into between KLA-Tencor Corporation and ICOS Vision Systems Corporation NV, dated February 20, 2008

99.1	Text of news release issued by KLA-Tencor Corporation dated February 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: February 21, 2008	By:	/s/ JEFFREY L. HALL
	Name:	Jeffrey L. Hall
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement Relating to a Friendly Take-Over Bid to be Brought for ICOS Vision Systems Corporation, entered into between KLA-Tencor Corporation and ICOS Vision Systems Corporation NV, dated February 20, 2008

99.1	Text of news release issued by KLA-Tencor Corporation dated February 21, 2008